INVESTMENT ADVISORY AGREEMENT - BALANCED AND BOND FUNDS


         Agreement made as of this 8th day of November, 2002, by and between Sentinel Variable Products Trust, a Delaware business trust and a series investment company whose registration is pending under the Investment Company Act of 1940 (hereinafter called the "Trust"), and NL Capital Management, Inc., a Vermont corporation, a registered investment adviser under the Investment Advisers Act of 1940 (hereinafter called "Advisor").

                                  WITNESSETH:

         In consideration of the mutual promises and agreements herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:


1.       Management of Securities Portfolios

         Advisor agrees to act as investment adviser to the Trust with respect to the investment of its assets in the Balanced Fund and the Bond Fund (the "Funds") and in general to supervise the investments of the Funds, subject at all times to the direction and control of the Board of Trustees of the Trust, all as more fully set forth herein. This Agreement shall be in addition to and shall not supercede the Investment Advisory Agreement dated as of November 1, 2000, which shall continue in full force and effect and under which Advisor provides investment advisory services to the original five Funds of the Trust.

         Advisor shall regularly provide investment advice to the Funds, and shall, subject to the succeeding provisions of this section, continuously supervise the investment and reinvestment of cash, securities or other property comprising the assets of the Funds, and Advisor shall accordingly:

         (a) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic or foreign, affecting the economy generally, the Funds, the individual companies whose securities are included in the Funds' portfolios, the industries in which they engage, and securities which Advisor considers may be suitable for inclusion in the Funds' portfolios, and regularly report thereon to the Board of Trustees of the Trust; and

         (b) provide continuously an investment program for each Fund consistent, in its opinion, with the investment policy and objectives for which such portfolio is designed; and

         (c) determine what securities shall be purchased or sold by the Funds, and regularly report thereon to the Board of Trustees of the Trust; and

         (d) take, on behalf of the Funds, all actions which appear to Advisor necessary to carry into effect such investment programs and supervisory functions as aforesaid including the placing of purchase and sale orders.

         Any investment program provided by Advisor under this section, or any supervisory functions taken hereunder by it shall at all times conform to, and be in accordance with, any requirements imposed by the provisions of the Investment Company Act of 1940 (the "1940 Act"), and any rules or regulations in force thereunder, any other applicable provision of law, the provisions of the Declaration of Trust of the Trust as amended from time to time, resolutions as adopted and/or amended from time to time by the Board of Trustees of the Trust, and the terms of the registration statement of the Trust, as amended from time to time, under the Securities Act of 1933 and the 1940 Act.

2.       The Trust to Bear Other Expenses

         It is understood and agreed that the Trust, in addition to the advisory fee paid to Advisors set forth in Article 3 below, will bear and pay for the expenses of operation of the Funds, including their (i) rent and office equipment, if any; (ii) salaries and employee benefits including applicable employment and payroll taxes, of their own administrative and executive personnel who are not affiliated with Advisor, if any; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iv) all taxes and corporate fees payable by the Funds to federal, state or other governmental agencies; (v) fees and costs of their transfer agent, fund accounting and financial administration service provider, custodian, registrar, independent legal counsel and auditors; (vi) expenses of printing and mailing stock certificates, dividends, reports, notices and proxy materials to their shareholders; (vii) fees and expenses incident to the registration and maintenance of registration under the Securities Act of 1933 of shares of the Funds for public sale (other than costs of printing prospectuses for prospective new shareholders) and the qualification of its shares for offering and sale under state or other securities laws; (viii) fees and expenses imposed on the Funds or the Trust under the 1940 Act; (ix) insurance premiums for fidelity bonds and other coverage relating to their operations; (x) all expenses incident to holding of meetings of their shareholders; (xi) fees and expenses of Trustees who are not affiliated with Advisor; (xii) their pro rata share of fees and dues of the Investment Company Institute; and (xiii) such non-recurring expenses as may arise, including actions, suits or proceedings, affecting the Funds or the Trust and the legal obligation which the Trust may have to indemnify its officers and Trustees with respect thereto.

3.       Compensation of Advisors

         As compensation in full for services rendered under this Agreement, the Trust will pay, out of the assets of the applicable Fund, to Advisor a monthly fee determined as follows:

        (1) With respect to the Balanced Fund: 0.55% per annum of the average daily net assets of the Fund.

        (2) With respect to the Bond Fund: 0.40% per annum on the average daily net assets of the Fund.

        The amounts payable to Advisor shall be based upon the value of the net assets as of the close of business each day, computed in accordance with the Declaration of Trust of the Trust and the then current registration statement of the Trust under the Securities Act of 1933 and the 1940 Act. Such amounts shall be paid monthly.

4.  Guarantee of Expense Limitation

         If, for any fiscal year of the Trust, expenses (including management fee and costs incident to its regular and executive personnel, but excluding interest, taxes, brokerage fees and, where permitted, extraordinary expense) borne by either Fund exceed expense limitations applicable to such Fund which are imposed by state securities regulators as such limitations may be lowered or raised from time to time, Advisor guarantees that it will reimburse the Fund for any excess. The portion of any such reduction to be borne by Advisor shall be deducted from the monthly investment advisory fee otherwise payable to Advisor and, if such amount should exceed such monthly investment advisory fees, Advisor agrees to repay to the appropriate Fund annually before publication of the Trust's annual report to shareholders such sum as may be required to make up the deficiency. For the purpose of this article, the term "fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Investment Advisory Agreement.

5.       Placing of Purchase and Sale Orders

         Advisor shall not deal as principal with the Funds in the purchase and sale of portfolio securities nor shall it receive any commissions or other remuneration on the purchase or sale of portfolio securities by the Funds (however, this provision shall not prevent Advisor from obtaining from brokers or dealers, subject to applicable law, research or trade execution services in connection with such purchases or sales of portfolio securities).

         Advisor is authorized and directed to place the orders for the purchase and sale of portfolio securities by the Funds and to supervise the executions thereof. With respect to such transactions, whether through a broker as agent or with a dealer as principal, Advisor's primary objective is to obtain the best overall price and execution of each transaction, but Advisor is permitted to cause the Funds to pay higher than the lowest available commissions if it makes the required determinations under applicable law. Such orders may be placed with qualified brokers and/or dealers who also provide investment information or other services to the Trust. Management shall report to the Trustees of the Trust at least quarterly on said allocations of order and on the brokerage commissions and/or dealer concessions involved, indicating to whom such allocations are made and the basis thereof.

6.       Nonexclusivity

         Advisor's services to the Funds hereunder are not to be deemed exclusive and Advisor shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7.       National Life Services

         National Life Insurance Company and its subsidiaries may furnish to Advisor, in order to better enable it to fulfill its obligations hereunder, office space, personnel and other services as are requested by Advisor, in all cases for a reasonable charge. Advisor will present the details of any such arrangements to the Board of Trustees of the Trust.

8.       Affiliations of Advisor

         It is understood that the Trustees and officers of the Trust may be directors or officers of Advisor or an entity under common control, including National Life Insurance Company, or any affiliate thereof, or otherwise be interested in Advisor, and that the existence of such dual interest shall not affect the validity of this Agreement or any transactions hereunder.

9.       Liability of Advisor

         In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of Advisor, it shall not be subject to liability to the Funds or the Trust or to any stockholder of the Funds or the Trust for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10.      Duration of this Agreement

         This Agreement shall become effective upon the date set forth above and shall continue in force and effect, unless terminated as hereinafter provided, until December 31, 2003, and from year to year thereafter, provided such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including specific approval (i) by a majority of the Trustees who are not interested persons of a party to this Agreement (other than as Trustees of the Trust) by votes cast in person at a meeting specifically called for such purpose (Trustee vote) or (ii) as to each Fund, by a vote of a majority of such Fund and a Trustee vote.

11.      Termination

         This Agreement may be terminated by Advisor at any time without penalty upon giving the Trust sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust, in its entirety or as to a specific Fund of the Trust, at any time without penalty upon giving Advisors sixty (60) days' written notice (which notice may be waived by Advisor), provided that such termination by the Trust shall be approved by the vote of a majority of the Board of Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust, if such termination relates to the investment advisory arrangements for all Funds of the Trust, or by the vote of a majority of the outstanding voting securities of a specific Fund of The Trust, if such termination relates to that Fund only. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

12.      Notification of Changes in Advisor

         Advisor will notify the Trust of any change in the identities of the shareholders of Advisor within a reasonable time after such change.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their corporate seals to be hereunder affixed, all as of the day and year first above written.


Attest:                                 SENTINEL VARIABLE PRODUCTS TRUST


__________________________              BY:___________________________
D. Russell Morgan                             Thomas H. MacLeay
Secretary                                     Chairman




Attest:                                 NL CAPITAL MANAGEMENT, INC.


__________________________              By:____________________________
                                              Rodney A. Buck
                                              Chairman, President and
                                              Chief Executive Officer